         EXHIBIT 5.0 OPINION OF MULDOON, MURPHY & FAUCETTE RE: LEGALITY

                                 May 23, 1996



Board of Directors
Great American Bancorp, Inc.
1311 South Neil Street
Champaign, Illinois  61820

      Re:   Great American Bancorp, Inc. 1995 Incentive Plan

Ladies and Gentlemen:

      We have been requested by Great American Bancorp, Inc. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 205,275 shares of the Company's Common Stock, $.01 par value (the "Shares"), to be issued under the Great American Bancorp, Inc. 1995 Incentive Plan (the "Plan").

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, First Federal Savings Bank of Champaign-Urbana.

      Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares reserved under the Plans have been duly authorized and upon payment for and issuance of the Shares in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

      The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

Board of Directors
May 23, 1996
Page 2



      (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Section C.7 of Article EIGHTH authorizing the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

      (b) Article NINTH of the Certificate of Incorporation, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8, and we consent to the use of our name under the heading "Interests of Named Experts and Counsel."


                                          Sincerely,



                                          /s/ MULDOON, MURPHY & FAUCETTE
                                          MULDOON, MURPHY & FAUCETTE